As filed with the Securities and Exchange Commission on October 5, 2009
Registration No. 333-160778

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ADVENTRX Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	2834	84-1318182
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6725 Mesa Ridge Road,
Suite 100,
San Diego, CA 92121
(858) 552-0866
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brian M. Culley
Principal Executive Officer
ADVENTRX Pharmaceuticals, Inc.
6725 Mesa Ridge Road, Suite 100
San Diego, CA 92121
Telephone: (858) 552-0866
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With a Copy to:

Michael S. Kagnoff, Esq. DLA Piper LLP (US) 4365 Executive Drive, Suite 1100 San Diego, CA 92121 Telephone: (858) 677-1400 Facsimile: (858) 677-1401	Patrick L. Keran, Esq. Principal Financial and Accounting Officer and General Counsel ADVENTRX Pharmaceuticals, Inc. 6725 Mesa Ridge Road, Suite 100 San Diego, CA 92121 Telephone: (858) 552-0866	Robert F. Charron, Esq. Weinstein Smith LLP 420 Lexington Ave New York, NY 10170 Telephone: (212) 616-3007 Facsimile: (212) 869-2249	Harvey J. Kesher, Esq. Sichenzia Ross Friedman Ference LLP 61 Broadway, Suite 3200 New York, NY 10006 Telephone: (212) 930-9700 Facsimile: (212) 930-9725

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Each Class of Securities	Aggregate	Registration
to be Registered(1)	Offering Price(2)	Fee(2)
Convertible Preferred Stock, par value $0.001 per share(3)
Shares of Common Stock, par value $0.001 per share, underlying Convertible Preferred Stock
Warrants(3)
Shares of Common Stock, par value $0.001 per share, underlying Warrants
Total	$10,000,000	$557	(4)

(1)	Any securities registered hereunder may be sold separately or together with other securities registered hereunder.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, anti-dilution provisions, or similar transactions. No additional registration fee is being paid for these shares.

(3)	Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is required for the convertible preferred stock or the warrants because the Registrant is registering these securities in the same Registration Statement as the underlying common stock to be offered pursuant thereto.

(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-160778) is being filed solely for the purpose of filing Exhibits 3.5, 4.1, 4.2 and 10.54, and no changes or additions are being made hereby to the prospectus that forms a part of the Registration Statement. Accordingly, the prospectus is being omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the fees and expenses incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being registered hereby, other than placement agent fees. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee. Estimated fees and expenses can only reflect information that is known at the time of filing this registration statement and are subject to future contingencies, including additional expenses for future offerings.

Securities and Exchange Commission registration fee	$557
Transfer agent fees and expenses	15,000
Printing and engraving expenses	40,000
Legal fees and expenses	150,000
Accounting fees and expenses	20,000
Miscellaneous expenses	25,000

Total	$250,557

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact of their prior or current service to a corporation as a director or officer, in accordance with the provisions of Section 145, which are sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

Our certificate of incorporation provides that, to the fullest extent permitted by the DGCL, (a) a director shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, and (b) we shall indemnify any director or officer made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact of such person’s current or prior service as a director or officer of ours, any predecessor of ours or any other enterprise per our or any predecessor of ours request.

Our bylaws provide that (a) we shall indemnify our directors and officers to the maximum extent and in the manner permitted by the DGCL against expenses (including attorneys’ fees), judgments, fines, ERISA excise taxes, settlements and other amounts actually and reasonably incurred in connection with any proceeding, whether civil, criminal, administrative or investigative, arising by reason of the fact that such person is or was an agent of ours, subject to certain limited exceptions, (b) we shall advance expenses incurred by any director or officer prior to the final disposition of any proceeding to which the director or officer was or is or is threatened to be made a party promptly following a request therefore, subject to certain limited exceptions, and (c) the rights conferred in our bylaws are not exclusive.

We have entered into indemnification agreements with each of our directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and bylaws and to provide additional procedural protections. These agreements, among other things, provide that we will indemnify our directors and officers for expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection therewith) actually and reasonably incurred by a director or officer in connection with any action or proceeding to which such person was, is or is threatened to be made a party, a witness or other participant by reason of such person’s services as a director or officer of ours, any of our subsidiaries or any other company or enterprise to which the person provides services at our request, and any federal, state, local or foreign taxes imposed on the director or officer as a result of the actual or deemed receipt of any payments under the indemnification agreements.

In addition, the indemnification agreements provide that, upon the request of a director or officer, we shall advance expenses (including attorneys’ fees) to the director or officer. We intend to enter into indemnification agreements with any new directors and officers in the future.

In addition, Alexander J. Denner, a director of ours, is further indemnified against liabilities arising in connection with his services as a director of ours through his employment arrangement with entities controlled by Mr. Carl C. Icahn. Such indemnification may be broader than the indemnification provided by the DGCL and includes indemnification for expenses (including attorneys’ fees), judgments and fines incurred and amounts paid in settlement by Dr. Denner in connection with any action or proceeding to which Dr. Denner was, is or is threatened to be made a party or participant by reason of his services as a director of ours.

We have also obtained an insurance policy covering our directors and officers with respect to certain liabilities, including liabilities arising under the Securities Act.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

During the three-year period preceding the date of the filing of this registration statement, we have issued securities in the transactions described below without registration under the Securities Act. These securities were offered and sold by us in reliance upon exemptions from the registration statement requirements provided by Section 4(2) of the Securities Act or Regulation D under the Securities Act as transactions by an issuer not involving a public offering.

On June 12, 2009, in connection with the closing of our registered direct offering of convertible preferred stock and warrants to purchase common stock, we issued to Rodman & Renshaw, LLC, as additional consideration for its services as placement agent, warrants to purchase up to 901,810 shares of the Company’s common stock at an exercise price of $0.15 per share. The warrants are exercisable at the option of the holder at any time beginning on December 13, 2009 through and including June 12, 2014.

On July 6, 2009, in connection with the closing of the Company’s registered direct offering of its convertible preferred stock, the Company issued to Rodman & Renshaw, LLC, as additional consideration for its services as placement agent, warrants to purchase up to 475,209 shares of the Company’s common stock at an exercise price of $0.179 per share. The warrants are exercisable at the option of the holder at any time beginning on January 7, 2010 through and including July 6, 2014.

On August 10, 2009, in connection with the closing of the Company’s registered direct offering of its convertible preferred stock, the Company issued to Rodman & Renshaw, LLC, as additional consideration for its services as placement agent, warrants to purchase up to 354,615 shares of the Company’s common stock at an exercise price of $0.1625 per share. The warrants are exercisable at the option of the holder at any time beginning on February 10, 2010 through and including August 10, 2014.

Since July 16, 2006, we issued an aggregate of 2,770,871 shares of common stock to 68 of our warrant holders and received gross proceeds of approximately $4.5 million upon the exercise of certain outstanding warrants at a weighted average exercise price of $1.64. Pursuant to the terms of an agreement we entered into with Burnham Hill Partners, a division of Pali Capital, Inc., in March 2004, we have an obligation to pay a 4% cash commission to Burnham Hill Partners with respect to the cash we receive upon exercise of each warrant issued in a financing we consummated in April 2004. Accordingly, we have paid Burnham Hill Partners approximately $145,000 in connection with the warrants exercised since July 16, 2006. No other commission or other remuneration was paid or given directly or indirectly in connection with these warrant exercises.

ITEM 16.	EXHIBITS

A list of exhibits filed herewith is contained in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

ITEM 17.	UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California, on October 5, 2009.

ADVENTRX PHARMACEUTICALS, INC.

By:	/s/ Brian M. Culley
Brian M. Culley
Chief Business Officer and Senior Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Brian M. Culley Brian M. Culley		Chief Business Officer and Senior Vice President (Principal Executive Officer)	October 5, 2009

/s/ Patrick L. Keran Patrick L. Keran		General Counsel, Secretary and Vice President, Legal (Principal Financial and Accounting Officer)	October 5, 2009

* Jack Lief		Chair of the Board	October 5, 2009

* Alexander J. Denner		Director	October 5, 2009

* Michael M. Goldberg		Director	October 5, 2009

* Mark J. Pykett		Director	October 5, 2009

* Eric K. Rowinsky		Director	October 5, 2009

*By:	/s/ Brian M. Culley Brian M. Culley, Attorney-in-Fact

EXHIBIT INDEX

Exhibit		Description

2	.1(1)	Agreement and Plan of Merger, dated April 7, 2006, among the registrant, Speed Acquisition, Inc., SD Pharmaceuticals, Inc. and certain individuals named therein (including exhibits thereto)
3	.1(2)	Amended and Restated Certificate of Incorporation of the registrant
3	.2(3)	Certificate of Designation of Preferences, Rights and Limitations of 0% Series A Convertible Preferred Stock
3	.3(4)	Certificate of Designation of Preferences, Rights and Limitations of 5% Series B Convertible Preferred Stock
3	.4(5)	Certificate of Designation of Preferences, Rights and Limitations of 5% Series C Convertible Preferred Stock
3	.5*	Certificate of Designation of Preferences, Rights and Limitations of 4.25660% Series D Convertible Preferred Stock
3	.6(6)	Amended and Restated Bylaws of the registrant (formerly known as Biokeys Pharmaceuticals, Inc.)
4	.1*	Form of Securities Purchase Agreement
4	.2*	Form of Common Stock Purchase Warrant
5	.1(31)	Opinion of DLA Piper LLP (US)
10	.1(7)	Securities Purchase Agreement, dated July 21, 2005, among the registrant and the Purchasers (as defined therein)
10	.2(7)	Rights Agreement, dated July 27, 2005, among the registrant, the Icahn Purchasers and Viking (each as defined therein)
10	.3(8)	First Amendment to Rights Agreement, dated September 22, 2006, among the registrant and the Icahn Purchasers (as defined therein)
10	.4(9)	Second Amendment to Rights Agreement, dated February 25, 2008, among the registrant and the Icahn purchasers (as defined therein)
10	.5(7)	Form of $2.26 Common Stock Warrant issued on July 27, 2005 (including the original schedule of holders)
10	.6(7)	Form of $2.26 Common Stock Warrant issued on July 27, 2005 (including the original schedule of holders)
10	.7(3)	Engagement Letter Agreement, dated June 7, 2009, by and between ADVENTRX Pharmaceuticals, Inc. and Rodman & Renshaw, LLC
10	.8(3)	Securities Purchase Agreement, dated June 8, 2009, by and between ADVENTRX Pharmaceuticals, Inc. and the purchasers listed on the signature pages thereto
10	.9(3)	Form of Common Stock Purchase Warrant issued on June 12, 2009 by ADVENTRX Pharmaceuticals, Inc. to the purchasers in the offering and to Rodman & Renshaw, LLC
10	.10(4)	Engagement Letter Agreement, dated June 26, 2009, by and between ADVENTRX Pharmaceuticals, Inc. and Rodman & Renshaw, LLC
10	.11(4)	Securities Purchase Agreement, dated June 29, 2009, by and between ADVENTRX Pharmaceuticals, Inc. and the purchasers listed on the signature pages thereto
10	.12(4)	Form of Common Stock Purchase Warrant issued on July 6, 2009 by ADVENTRX Pharmaceuticals, Inc. to Rodman & Renshaw, LLC
10	.13(5)	Engagement Letter Agreement, dated August 4, 2009, by and between ADVENTRX Pharmaceuticals, Inc. and Rodman & Renshaw, LLC
10	.14(5)	Securities Purchase Agreement, dated August 5, 2009, by and between ADVENTRX Pharmaceuticals, Inc. and the purchasers listed on the signature pages thereto
10	.15(5)	Form of Common Stock Purchase Warrant issued on August 10, 2009 by ADVENTRX Pharmaceuticals, Inc. to Rodman & Renshaw, LLC
10	.16#(10)	2005 Equity Incentive Plan
10	.17#(11)	Form of Stock Option Agreement under the 2005 Equity Incentive Plan
10	.18#(12)	Form of Stock Option Agreement under the 2005 Equity Incentive Plan (for director option grants beginning in 2008)

Exhibit		Description

10	.19#(13)	Form of Stock Option Agreement under the 2005 Equity Incentive Plan (for option grants to employees approved in March 2008)
10	.20#(2)	Form of Restricted Share Award Agreement under the 2005 Equity Incentive Plan
10	.21#(14)	2008 Omnibus Incentive Plan
10	.22#(15)	Form of Notice of Grant of Restricted Stock Units under the 2008 Omnibus Incentive Plan (for grants to employees in January 2009)
10	.23#(15)	Form of Restricted Stock Units Agreement under the 2008 Omnibus Incentive Plan
10	.24#(16)	Form of Non-Statutory Stock Option Grant Agreement (for directors) under the 2008 Omnibus Incentive Plan
10	.25#(16)	Form of Non-Statutory/Incentive Stock Option Grant Agreement (for consultants / employees) under the 2008 Omnibus Incentive Plan
10	.26(12)	License Agreement, dated December 10, 2005, between SD Pharmaceuticals, Latitude Pharmaceuticals and Andrew Chen, including a certain letter, dated November 20, 2007, clarifying the scope of rights thereunder
10	.27†(17)	License Agreement, dated March 25, 2009, between the registrant, SD Pharmaceuticals, Inc. and Shin Poong Pharmaceutical Co., Ltd.
10	.28(18)	Standard Multi-Tenant Office Lease — Gross, dated June 3, 2004, between the registrant and George V. Casey & Ellen M. Casey, Trustees of the Casey Family Trust dated June 22, 1998
10	.29(2)	First Amendment to the Standard Multi-Tenant Office Lease — Gross, dated March 12, 2005, between the registrant and George V. & Ellen M. Casey, Trustees of the Casey Family Trust dated June 22, 1998
10	.30#(19)	Second Amendment to Standard Multi-Tenant Office Lease — Gross, dated July 22, 2009, by and among Westcore Mesa View, LLC, DD Mesa View LLC and ADVENTRX Pharmaceuticals, Inc.
10	.31#(20)	Offer letter, dated March 5, 2003, to Joan M. Robbins
10	.32#(21)	Confidential Separation Agreement and General Release of All Claims, effective December 4, 2008, between the registrant and Joan M. Robbins
10	.33#(22)	Offer letter, dated November 15, 2004, to Brian M. Culley
10	.34#(15)	Retention and Incentive Agreement, dated January 28, 2009, between the registrant and Brian M. Culley
10	.35#(12)	Letter agreement regarding terms of separation with James A. Merritt, effective as of February 12, 2008
10	.36#(23)	Offer letter, dated December 13, 2006, to Gregory P. Hanson
10	.37#(23)	Stock Option Agreement, effective December 20, 2006, between the registrant and Gregory P. Hanson
10	.38#(24)	Letter Agreement regarding terms of separation with Gregory P. Hanson, dated April 2, 2008
10	.39#(24)	Consulting Agreement, dated April 2, 2008, with Gregory P. Hanson
10	.40#(16)	Offer letter, dated April 1, 2008, to Mark N.K. Bagnall (including Exhibits A, B and C thereto)
10	.41#(18)	Confidential Separation Agreement and General Release of All Claims, effective January 8, 2009, between the registrant and Mark N. K. Bagnall
10	.42#(25)	Consulting Agreement, dated August 24, 2009, with Mark N. K. Bagnall
10	.43#(21)	Confidential Separation Agreement and General Release of All Claims, effective December 31, 2008, between the registrant and Evan M. Levine, including letter, dated November 7, 2008, related thereto
10	.44#(18)	Retention and Incentive Agreement, dated January 28, 2009, between the registrant and Patrick L. Keran
10	.45#(18)	Retention and Incentive Agreement, dated January 28, 2009, between the registrant and Mark E. Erwin
10	.46#(18)	Retention and Incentive Agreement, dated January 28, 2009, between the registrant and Michele L. Yelmene
10	.47#(26)	Director compensation policy
10	.48#(27)	Incentive Stock Option Grant Agreement under the 2008 Omnibus Incentive Plan (for grant to Brian M. Culley in July 2009)

Exhibit		Description

10	.49#(27)	Incentive Stock Option Grant Agreement under the 2008 Omnibus Incentive Plan (for grant to Patrick L. Keran in July 2009)
10	.50#(27)	2009 Mid-Year Incentive Plan
10	.51#(27)	Retention and Severance Plan (as of July 21, 2009)
10	.52(28)	Form of Director and Officer Indemnification Agreement
10	.53(29)	Third Amendment to Rights Agreement, dated August 26, 2009, among the registrant and the Icahn Purchasers (as defined therein)
10	.54*[ ]	Engagement Letter Agreement, dated September 24, 2009 by and between ADVENTRX Pharmaceuticals, Inc. and Rodman & Renshaw, LLC
21	.1(31)	List of Subsidiaries
23	.1(31)	Consent of J.H. Cohn LLP, Independent Registered Public Accounting Firm
23	.2(31)	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)
24	.1(30)	Power of attorney (included on the signature page to the registration statement)

*	Filed herewith

†	Indicates that confidential treatment has been requested or granted to certain portions, which portions have been omitted and filed separately with the SEC

#	Indicates management contract or compensatory plan

±	To be filed by amendment

[ ]	Replaces exhibit filed with Amendment No. 2 to Registration Statement on Form S-1 filed on September 25, 2009 (SEC file number 333-160778-091087750)

(1)	Filed with the registrant’s Amendment No. 1 to Current Report on Form 8-K/A on May 1, 2006 (SEC file number 001-32157-06796248)

(2)	Filed with the registrant’s Annual Report on Form 10-K on March 16, 2006 (SEC file number 001-32157-06693266)

(3)	Filed with the registrant’s Current Report on Form 8-K on June 8, 2009 (SEC file number 001-32157-09878961)

(4)	Filed with the registrant’s Current Report on Form 8-K on June 30, 2009 (SEC file number 001-32157-09917820)

(5)	Filed with the registrant’s Current Report on Form 8-K on August 5, 2009 (SEC file number 001-32157-09989205)

(6)	Filed with the registrant’s Current Report on Form 8-K on December 15, 2008 (SEC file number 001-32157-081249921)

(7)	Filed with the registrant’s Quarterly Report on Form 10-Q on August 12, 2005 (SEC file number 001-32157-051022046)

(8)	Filed with the registrant’s Current Report on Form 8-K on September 22, 2006 (SEC file number 001-32157-061103268)

(9)	Filed with the registrant’s Current Report on Form 8-K on February 25, 2008 (SEC file number 001-32157-08638638)

(10)	Filed with the registrant’s Annual Report on Form 10-K on March 15, 2007 (SEC file number 001-32157-07697283)

(11)	Filed with the registrant’s Registration Statement on Form S-8 on July 13, 2005 (SEC file number 333-126551-05951362)

(12)	Filed with registrant’s Annual Report on Form 10-K on March 17, 2008 (SEC file number 001-32157-08690952)

(13)	Filed with the registrant’s Quarterly Report on Form 10-Q on May 12, 2008 (SEC file number 001-32157-08820541)

(14)	Filed with the registrant’s Current Report on Form 8-K on June 2, 2008 (SEC file number 001-32157-08874724)

(15)	Filed with the registrant’s Current Report on Form 8-K on February 2, 2009 (SEC file number 001-32157- 09561715)

(16)	Filed with the registrant’s Quarterly Report on Form 10-Q on August 11, 2008 (SEC file number 001-32157-081005744)

(17)	Filed with the registrant’s Quarterly Report on Form 10-Q on May 15, 2009 (SEC file number 001-32157-09878961)

(18)	Filed with the registrant’s Quarterly Report on Form 10-QSB on August 10, 2004 (SEC file number 001-32157-04963741)

(19)	Filed with the registrant’s Current Report on Form 8-K on August 20, 2009 (SEC file number 001-32157-091025631)

(20)	Filed with the registrant’s Annual Report on Form 10-KSB on April 16, 2003 (SEC file number 000-33219-03651464)

(21)	Filed with the registrant’s Annual Report on Form 10-K on March 23, 2009 (SEC file number 001-32157-09708145)

(22)	Filed with the registrant’s Annual Report on Form 10-KSB on March 31, 2005 (SEC file number 001-32157-05719975)

(23)	Filed with the registrant’s Current Report on Form 8-K on December 20, 2006 (SEC file number 001-32157-061290689)

(24)	Filed with the registrant’s Current Report on Form 8-K on April 16, 2008 (SEC file number 001-32157-08760483)

(25)	Filed with the registrant’s Current Report on Form 8-K on August 28, 2009 (SEC file number 001-32157-091043396)

(26)	Filed with the registrant’s Current Report on Form 8-K on June 23, 2006 (SEC file number 001-32157-06922676)

(27)	Filed with the registrant’s Current Report on Form 8-K on July 22, 2009 (SEC file number 001-32157-09957353)

(28)	Filed with the registrant’s Current Report on Form 8-K on October 23, 2006 (SEC file number 001-32157-061156993)

(29)	Filed with the registrant’s Current Report on Form 8-K on September 1, 2009 (SEC file number 001-32157-091049161)

(30)	Filed with the registrant’s Registration Statement on Form S-1 on July 24, 2009 (SEC file number 333-160778-09962514)

(31)	Filed with the registrant’s Amendment No. 2 to Registration Statement on Form S-1 on September 25, 2009 (SEC file number 333-160778-091087750)